Exhibit 99.2

OPEN WORLD LTD.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2026 and 2025

(Unaudited - Expressed in U.S. Dollars)

Open World Ltd. | Condensed Consolidated Financial Statements

OPEN WORLD LTD.

TABLE OF CONTENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025

Financial Statements:

2

Open World Ltd. | Condensed Consolidated Financial Statements

OPEN WORLD LTD.

Condensed Consolidated Balance Sheets

As of June 30, 2026, and December 31, 2025

(Unaudited - Expressed in U.S. Dollars)

	Notes	June 30, 2026	December 31, 2025 (as revised)

ASSETS
Current assets
Cash	8	$619,866	$729,422
Accounts receivable	9	1,187,634	599,138
Crypto assets	10	1,610,148	922,987
Contract assets	6, 12	2,700,000	-
Investments	18	52,373	539,328
Loans receivable	12	7,237	814,369
Notes receivable	12	326,586	-
Shares and warrants receivable	18	40,888	585,599
Prepaids and deposits		133,298	89,143
Due from related parties		-	14,775
		$6,678,030	$4,294,761
Non-current assets
Accounts receivable	9	$170,029	$667,085
Right-of-use assets, net	11	840,674	982,858
Investments	18	100,348	100,348
		$1,111,051	$1,750,291

TOTAL ASSETS		$7,789,081	$6,045,052

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities		$5,273,019	$1,156,624
Contract liabilities	6	75,300	125,590
Notes payable	12	1,522,514	-
Lease liabilities	11	295,759	284,651
		$7,166,592	$1,566,865
Non-current liabilities
Lease liabilities	11	573,147	723,844

Total liabilities		$7,739,739	$2,290,709

Stockholders’ equity
Capital stock	14
Authorized: 500,000,000 ordinary shares at par value of $0.0001
Ordinary shares, 126,080 issued, 125,496 outstanding (2025: 126,080 issued and outstanding)	14	$13	$13
Additional paid-in-capital	14	4,983,923	4,379,103
Treasury shares	14	(6)	-
Simple agreements for future equity	14	3,550,000	2,000,000
Accumulated deficit		(8,484,588)	(2,624,773)
Total stockholders' equity		$49,342	$3,754,343
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$7,789,081	$6,045,052

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

3

OPEN WORLD LTD.

Condensed Consolidated Statements of Operations

For the three and six months ended June 30, 2026 and 2025

(Unaudited - Expressed in U.S. Dollars)

		Three months ended June 30,		Six months ended June 30,
	Notes	2026	2025	2026	2025

Revenue
Revenues from contracts with customers	5	$4,104,869	$1,191,557	$7,765,383	$9,921,169
Total revenues		$4,104,869	$1,191,557	$7,765,383	$9,921,169

Cost of sales	7	238,278	140,476	342,673	324,578
Gross profit		$3,866,591	$1,051,081	$7,422,710	$9,596,591

Operating expenses
Consulting and management fees		$1,483,659	$1,366,861	$3,015,593	$2,775,259
General and administrative expenses		230,409	192,489	393,519	539,678
Bad debt provision		289,309	-	308,718	76,000
Insurance expenses		123,469	41,938	227,223	67,417
Legal fees		1,975,471	40,505	4,433,371	98,372
Professional fees		479,563	111,679	865,361	177,919
Stock-based compensation	14	303,116	-	604,820	-
Travel expenses		92,229	131,593	232,165	199,151
Operating lease expense		85,407	151,857	95,080	233,004
Total operating expenses		$5,062,632	$2,036,922	$10,175,850	$4,166,800

Net (loss) income before other income (expense)		$(1,196,041)	$(985,841)	$(2,753,140)	$5,429,791

Other income (expense)
Gain on crypto asset sales		$-	$168,345	$88,089	$47,923
Change in fair value, net	16	(52,559)	(3,344,461)	(3,186,868)	(14,382,922)
Interest expense, net	12	(12,694)	-	(19,374)	-
Other income	12	11,478		11,478	-
Total other expense, net		$(53,775)	$(3,176,116)	$(3,106,675)	$(14,334,999)

Loss before income tax expense		$(1,249,816)	$(4,161,957)	$(5,859,815)	$(8,905,208)
Provision for income taxes	17	-	-	-	-
Net loss for the period		$(1,249,816)	$(4,161,957)	$(5,859,815)	$(8,905,208)
Net loss per share	15
Basic		$(10)	$(39)	$(46)	$(81)
Diluted		$(10)	$(39)	$(46)	$(81)
Weighted average ordinary shares	15
Basic		125,997	107,964	126,038	109,489
Diluted		125,997	107,964	126,038	109,489

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

4

OPEN WORLD LTD.

Condensed Consolidated Statements of Changes in Stockholders’ Equity

For the six months ended June 30, 2026 and 2025

(Unaudited - Expressed in U.S. Dollars)

	Ordinary shares		Additional paid-in capital	Treasury shares	SAFEs	Retained Earnings (Accumulated deficit)	Stockholders’ equity
	Number	$	$	$	$	$	$

Balance, December 31, 2024	116,030	$1,160	$50	$(50)	$2,000,000	$22,937,225	$24,938,385
Repurchase of stock, net	(9,000)	$(90)	$(50)	$-	$-	$-	$(140)
Net loss for the period	-	-	-	-	-	(8,905,208)	(8,905,208)
Balance, June 30, 2025	107,030	$1,070	$-	$(50)	$2,000,000	$14,032,017	$16,033,037
Adjustment to opening retained earnings	-	$-	$-	$-	$-	$(264,351)	$(264,351)
Issuance (repurchase and retirement) of stock, net	24,050	3	(265)	-	-	-	(262)
Recapitalization	(5,000)	(1,060)	1,010	50	-	-	-
Stock-based compensation	-	-	4,378,358	-	-	-	4,378,358
Net loss for the period	-	-	-	-	-	(11,323,856)	(11,323,856)
Dividends declared and paid	-	-	-	-	-	(5,068,583)	(5,068,583)
Balance, December 31, 2025	126,080	$13	$4,379,103	$-	$2,000,000	$(2,624,773)	$3,754,343
Simple agreements for future equity	-	$-	$-	$-	$1,550,000	$-	$1,550,000
Repurchase of stock, net	-	-	-	(6)	-	-	(6)
Stock-based compensation	-	-	604,820	-	-	-	604,820
Net loss for the period	-	-	-	-	-	$(5,859,815)	(5,859,815)
Balance, June 30, 2026	126,080	$13	$4,983,923	$(6)	$3,550,000	$(8,484,588)	$49,342

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

5

OPEN WORLD LTD.

Condensed Consolidated Statements of Cash Flows

For the six months ended June 30, 2026 and 2025

(Unaudited - Expressed in U.S. Dollars)

	Six months ended June 30,
	2026	2025 (as revised)
OPERATING ACTIVITIES

Net loss for the period	$(5,859,815)	$(8,905,208)

Adjustments to reconcile net loss to net cash flows from operating activities:
Interest expense on lease liability (non-cash)	20,109	25,949
Amortization of right-of-use assets	142,185	136,345
Gain on sale of crypto assets (non-cash, reclassified)	(88,089)	(47,923)
Change in fair value, net (non-cash)	3,186,868	14,382,922
Stock-based compensation expense	604,820	-

Changes in operating assets and liabilities:
Increase in accounts receivable	(422,242)	(666,675)
Increase in notes receivable	(326,586)	-
Increase in shares and warrants receivable	(1,116,183)
(Increase) decrease in prepaid expenses	(44,155)	200,800
Increase in contract assets	(2,700,000)
(Decrease) in contract liabilities	(50,290)	(102,962)
Increase (decrease) in accounts payable and accrued liabilities	4,116,395	(889,034)
Increase in accrued interest payable	22,514	-
Decrease in due from related parties	14,775	28,257
Operating lease payments	(159,699)	(155,039)
Net cash (used in) provided by operating activities	$(2,659,393)	$4,007,432

INVESTING ACTIVITIES
Purchases of crypto assets	(5,909,638)	(10,322,697)
Proceeds from sales of crypto assets	4,801,066	6,530,524
Purchase of investments	-	(48)
Proceeds from loan repayments	608,415	-
Net cash used in investing activities	$(500,157)	$(3,792,221)

FINANCING ACTIVITIES
Proceeds from issuance of SAFEs	1,550,000	-
Proceeds from notes payable	1,500,000	-
Repurchase of stock	(6)	(140)
Net cash provided (used in) by financing activities	$3,049,994	$(140)

Net (decrease) increase in cash for the period	$(109,556)	$215,071
Cash, beginning of the period	729,422	4,025,185
Cash, end of the period	$619,866	$4,240,256

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

6

Supplemental disclosure of cash flow information

During the six months ended June 30, 2026, and 2025, cash paid for interest was $nil, and cash paid for income taxes was $nil.

Supplemental schedule of non-cash activities

Non-cash operating activities

Non-cash imputed interest recognized on lease liabilities during the six months ended June 30, 2026, was $20,109 (2025: $25,949), which is included within operating activities in the statement of cash flows.

During the six months ended June 30, 2026, and 2025, the Company received non-cash consideration for revenues from customers and recognized unrealized remeasurement adjustments on crypto assets of $509,501 loss and $5,208,651 loss, respectively, which are reflected as non-cash adjustments within operating activities.

Non-cash investing and financing activities

During the six months ended June 30, 2026, the Company did not recognize any new right-of-use assets or corresponding lease liabilities in connection with operating lease agreements under ASC 842.

During the six months ended June 30, 2026, purchases of digital assets of $5,909,638 were related to the Company’s revenue-generating activities (2025: $10,322,697).

During the six months ended June 30, 2026, the Company received shares of IP Strategy Holdings, Inc. (“IPST”) with a carrying value of $169,000 in settlement of a share receivable, which was recognized as a non-cash investing activity. No such non-cash investing activities occurred during the six months ended June 30, 2025.

The Company did not enter into any other significant non-cash investing or financing transactions during the six months ended June 30, 2026, or 2025.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

7

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

1.	NATURE OF OPERATIONS

Open World Ltd. was incorporated under the laws of the Cayman Islands. Open World Ltd. and its subsidiaries (the “Company”) operate at the intersection of institutional capital markets, enterprise blockchain infrastructure, and real-world asset tokenization.

OpenWorld’s mission is to enable the creation and deployment of next generation financial products powered by blockchain technology. OpenWorld has been a strategic partner for numerous high-stakes launches by high-value ecosystem projects. OpenWorld’s capabilities empower enterprises, public companies, and sovereign-related entities to structure, launch, and scale digital asset networks and tokenized offerings. OpenWorld leverages its trusted and long-standing relationships within the digital asset community to drive client engagement, including connections with centralized and decentralized exchanges, legal advisors, market makers, and marketing partners. OpenWorld’s business is structured around three complementary verticals: Digital Assets & Capital Markets (“DACM”), OpenWorld’s foundational origination engine; Advisory & Onboarding (“OpenWorld Labs”), the innovation incubator that develops new products and provides governance infrastructure for decentralized protocols; and OpenWorld Enterprise™ (“OWE”), a co-principal and co-architect platform that is being developed to identify, structure, deploy, and manage enterprise-grade blockchain initiatives across real-world assets (“RWAs”), sovereign infrastructures, and financial services. These three verticals foster a compounding system: DACM generates institutional credibility and relationships that may unlock OWE mandates; OpenWorld Labs incubates products that are capable of graduating into the OWE vertical when commercially viable; and OWE’s platform is being designed to be replicated across jurisdictions at a marginal incremental cost and to generate high-margin recurring platform fees over time. These verticals are intended to represent a progression from project-based revenue generation to software-enabled platform economics that continue to accrue over time, with DACM driving repeatable activities, OpenWorld Labs supporting early-stage product development, and OWE designed to scale into recurring platform-based revenue over time. During the three months ended June 30, 2026, the Company commenced generating revenue from its RWA business line through OpenWorld Enterprise™.

During the preparation of the Company’s financial statements for the six months ended June 30, 2026, the Company identified certain classification matters within the previously issued consolidated financial statements as of and for the year ended December 31, 2025. Specifically, certain amounts within the consolidated balance sheets and statements of cash flows have been revised to conform to the current period presentation, as described below. A separate change in the presentation of net fair value adjustments is described in Note 16.

As of December 31, 2025, $667,085 of accounts receivable previously classified as current was reclassified to non-current accounts receivable. As a result, current accounts receivable decreased from $1,266,223 to $599,138 and non-current accounts receivable increased from $nil to $667,085. This reclassification had no impact on total accounts receivable or total assets.

For the six months ended June 30, 2025, cash payments of $10,322,697 for purchases of crypto assets and cash proceeds of $6,530,524 from sales of crypto assets were reclassified from operating activities to investing activities to conform to the current-period presentation. As a result, net cash provided by operating activities increased by $3,792,173 and net cash used in investing activities increased by the same amount. This reclassification had no impact on the net increase in cash for the period. The current statement presents those crypto purchase and sale amounts within investing activities.

The Company evaluated these classification matters and determined that they were not material, individually or in the aggregate, to the previously issued financial statements. Accordingly, the prior period presentation has been revised to better reflect the appropriate classification of such amounts. These revisions had no impact on net loss, total assets, total liabilities, stockholders’ equity, or net increase (decrease) in cash for any period presented.

8

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

2.	BASIS OF PRESENTATION

[a]	Accounting standards

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2025. Certain information and footnote disclosures normally included in annual financial statements have been condensed or omitted pursuant to SEC rules and regulations. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results of operations for the full year.

[b]	Critical accounting estimates and judgments

The preparation of the unaudited interim condensed consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions in the unaudited interim condensed consolidated financial statements and notes thereto. Significant estimates, assumptions and judgments include judgment in determining performance obligations; fair value measurement of crypto assets and receivables denominated in crypto assets; the assessment of collectability of accounts receivable; the valuation and impairment assessment of strategic investments; accounting for business combinations; and the assessment of contingent liabilities and loss contingencies. The Company is also exposed to risks inherent in crypto assets, including price volatility, liquidity, and counterparty risks.

Actual results and outcomes could differ materially from those estimates.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and follow the same accounting policies and methods of application as disclosed in the Company’s audited consolidated financial statements for the year ended December 31, 2025, except as otherwise disclosed herein.

[a]	Principles of consolidation

These unaudited interim condensed consolidated financial statements include the accounts of the Company and its wholly owned and controlled subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.

[b]	Revenue recognition

The Company determines revenue recognition from contracts with customers through the following steps:

•	identification of the contract, or contracts, with the customer;
•	identification of the performance obligations in the contract;
•	determination of the transaction price;
•	allocation of the transaction price to the performance obligations in the contract; and
•	recognition of the revenue when, or as, the Company satisfies a performance obligation.

Revenue is recognized when performance obligations are satisfied, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its activities.

9

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Advisory and Onboarding

Advisory and Onboarding is the innovation incubator that develops new products and provides governance infrastructure for decentralized protocols. Revenue is recognized ratably over time as performance obligations are satisfied. Compensation is typically a fixed monthly fee, payable in U.S. dollars or stablecoins.

Digital Assets and Capital Markets Infrastructure

Digital Assets & Capital Markets is the foundational revenue engine of the Company, encompassing the Company’s fully integrated, technology-enabled strategic partnership that supports token generation events, token structuring, and integration capabilities for public market companies. Revenue is recognized at the vesting date of tokens, which aligns with the satisfaction of performance obligations under each of the underlying arrangements. Performance obligations comprise a combination of network advisory, infrastructure support, and technical enablement activities, including strategic advisory on protocol design and launch, coordination with legal and governance stakeholders, and technical advisory services such as smart contract development, auditing support, and web3 product integration. These services are typically completed prior to or in connection with the vesting date, at which point the associated consideration becomes payable and revenue is recognized. Vesting commences no earlier than the Token Generation Event, when an observable market price exists and rights to tokens are legally enforceable. The Company measures such revenue at the fair value of tokens on the vesting date, using end-of-day (23:59:59 UTC) pricing.

Crypto assets received as non-cash consideration are generally converted into cash within a short period of time (typically within 60 days). Cash flows resulting from the conversion of such crypto assets are classified as investing activities in the consolidated statements of cash flows.

Real World Asset Infrastructure and Platform Services

Real World Asset ("RWA") Infrastructure and Platform Services represents the Company's technology-enabled deployment and implementation services for institutional tokenized real-world asset transactions. These services are provided through the Company's OpenWorld Enterprise® platform and include the design, structuring, deployment, implementation and launch of tokenized financing and digital asset infrastructure solutions for institutional clients. Contracts generally include a single integrated performance obligation consisting of highly interrelated activities that together produce one combined output for the customer. Such activities may include transaction origination, commercial and enterprise architecture design, transaction structuring, coordination with legal, accounting and other professional advisors, technology deployment, workflow configuration, implementation management, commercial launch readiness and coordination of the activities necessary to achieve financial close.

Revenue is recognized when control of the combined implementation service transfers to the customer. This generally occurs upon completion of the deployment and implementation engagement, which is typically evidenced by Financial Close (the contractual milestone at which the related financing transaction closes pursuant to the applicable definitive transaction documents) or another contractually specified milestone at which:

•	the Company's implementation services have been substantially completed;
•	the customer has obtained substantially all of the benefit of the deployment and implementation services;
•	the Company's right to consideration becomes unconditional; and
•	the deployment and implementation fee becomes earned and payable under the contract.

Fees relating to ongoing platform support, administration, software subscriptions or other post-closing operational services are separate performance obligations and are recognized over the period in which those services are provided.

10

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

[c]	Cost of sales

Cost of sales primarily consists of direct costs incurred to deliver the Company’s advisory and onboarding, digital assets and capital markets, and real world asset infrastructure and platform service capabilities. These costs are recognized in the period in which the related performance obligations are satisfied and revenue is recognized. Cost of sales primarily includes:

Professional and Consulting Fees: Fees paid to third-party providers, contractors, external specialists, and other consultants who support the Company’s revenue-generating activities.

Technology and Infrastructure Costs: Direct expenses related to hosting, cloud computing, blockchain network usage, cybersecurity support, and other infrastructure required to fulfill performance obligations under customer contracts.

Other Direct Costs: Out-of-pocket expenses incurred in fulfilling customer contracts, including reimbursed client costs, transaction-specific expenditures, data services, travel, and similar costs directly related to advisory and onboarding, digital assets or capital markets activities.

Costs not directly attributable to revenue-generating activities are recorded within Operating Expenses, including general and administrative costs, consulting and management fees, bad debt provisions, insurance, corporate legal and professional fees, travel not tied to customer contracts, and operating lease expenses. The Company applies the practical expedient under ASC 606-10-50-14 and does not disclose remaining performance obligations for contracts with original expected durations of one year or less.

[d]	Consulting and management fees

Consulting and management fees consist primarily of compensation-related costs for personnel who support the Company’s operations, including (i) wages and salaries for employees and (ii) fees and costs paid to independent contractors and consultants (collectively, “team wages”). These amounts may also include employer payroll taxes and other personnel-related costs, as applicable. Consulting and management fees are recognized as expense as the related activities are performed (generally on a straight-line basis over the service period when billed at fixed rates) and are classified within operating expenses in the accompanying consolidated financial statements. Amounts owed but not yet paid at the reporting date are included in accrued expenses and other current liabilities, and prepayments for services not yet received are recorded in prepaid expenses and expensed as incurred.

[e]	Accounts receivable and derivatives

Accounts receivable consists of receivables from revenues from contracts with customers and other receivables, net of allowances for expected credit losses. Accounts receivable denominated in crypto assets are contractual rights to receive cash or crypto assets either on demand or on fixed or determinable dates and are recognized as assets in the Consolidated Balance Sheet.

Certain crypto-denominated receivables are subject to contractual lock-up restrictions, and the related fair value measurements may include discounts for lack of marketability.

Accounts receivable denominated in crypto assets contain embedded derivative features arising from rights to receive fixed quantities of crypto assets under ASC 815, Derivatives and Hedging, and are accounted for at fair value, with changes in fair value recognized in the Consolidated Statement of Operations within “Net change in fair value of accounts receivable.”

These accounts receivable with embedded derivative features are classified within Level 2 of the fair value hierarchy under ASC 820. The instruments are valued using observable market prices for the underlying crypto assets, adjusted for contractual lock-up restrictions and related lack-of-marketability discounts.

11

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

The Company evaluates collectability in accordance with ASC 326, Financial Instruments — Credit Losses and records an allowance for expected credit losses when necessary.

[f]	Crypto assets

The Company accounts for cryptocurrencies, tokens, and stablecoins (collectively, “crypto assets”) in accordance with ASC 350-60, Accounting for and Disclosure of Crypto Assets. Crypto assets are measured at fair value with changes in fair value recognized in net income within “Change in fair value, net.”

Crypto assets are initially recognized at fair value on the date of acquisition or receipt, based on observable quoted market prices. For crypto assets with observable market prices, fair value is determined using Level 1 inputs under ASC 820, Fair Value Measurement. They are classified as current or non-current assets depending on management’s intent regarding use, including treasury holdings and operational purposes. Treasury holdings are managed with regard to liquidity requirements, asset type concentration, and operational needs. The Company reviews the composition and classification of treasury holdings at each reporting date to determine whether any reclassification between current and non-current is warranted. As the Company’s crypto assets are held for and used in the ordinary course of business, they are classified as current assets.

Gains and losses on crypto asset sales are recognized on a first-in-first-out (“FIFO”) basis.

The Company holds its crypto assets through a combination of institutional custodial accounts, multisignature wallet arrangements, and blockchain-based smart contracts used for token vesting and related operational purposes. A substantial portion of the Company’s crypto assets are held through Coinbase Prime with certain assets maintained in multisignature wallets or automated vesting contracts based on operational, commercial, and security requirements. The allocation among custodial solutions is evaluated on a case-by-case basis depending on the type of crypto asset held, liquidity and trading requirements, counterparty considerations, and the operational and security profile of the applicable custody solution.

[g]	Investments

The Company’s strategic investments primarily include equity investments in public and privately held companies where the Company (1) holds less than 20% ownership in the entity, and (2) does not exercise significant influence. Investments with readily determinable fair values are measured at fair value. Investments without readily determinable fair values are accounted for under the alternative measurement in accordance with ASC 321 and are measured at cost, less impairment, adjusted for observable price changes in orderly transactions for identical or similar investments of the same issuer. Adjustments related to observable price changes and impairment are recorded in Other (income) expenses, net in the Consolidated Statements of Operations.

[h]	Equity based compensation

Stock options

The Company accounts for the stock options issued to consultants and employees of the Company at the fair value of the options granted in accordance with ASC 718, Stock Compensation.

The fair value of the options is determined at the grant date using Black-Scholes option pricing model which requires assumptions including ordinary share price, expected price volatility, expected term, risk-free interest rate, and dividend yield. The equity compensation expense is charged to operations and is amortized over the vesting period on a straight-line basis, with the offset recorded to additional paid-in capital.

12

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Restricted Shares

The Company accounts for restricted shares granted to directors, officers, consultants and employees of the Company at fair value in accordance with ASC 718, Stock compensation. Restricted shares are classified as equity and measured at fair value determined at the grant date based on the fair value of the Company’s ordinary shares.

Certain restricted shares are subject to service-based vesting and repurchase rights at the original issuance price upon termination. Compensation expense is recognized on a straight-line basis over the requisite service period.

Compensation cost for restricted shares subject to service-based vesting is recognized over the requisite service period, with a corresponding increase to additional paid-in capital.

[i]	Fair value measurements

The Company measures certain assets and liabilities at fair value in accordance with ASC 820, Fair Value Measurement. ASC 820 establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value:

•	Level 1 - Level 1 inputs are quoted prices in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

•	Level 2 - Level 2 inputs are observable inputs other than quoted prices included within Level 1, such as quoted prices for similar assets or liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Level 3 inputs are unobservable inputs for the asset or liability, reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

The Company’s crypto assets and current investments are classified within Level 1, and accounts receivable including embedded derivative features and warrants receivable, are classified within Level 2 under ASC 820. These instruments are valued using observable market prices for the underlying crypto assets, adjusted for contractual lock-up restrictions and related lack-of-marketability discounts.

The Company discloses any transfers between levels of the hierarchy when applicable. No transfers occurred during the periods presented.

[j]	Related party transactions

Related-party transactions are recognized based on the terms of the underlying arrangements. Transactions with related parties may not have been conducted on terms equivalent to those prevailing in arm's-length transactions.

4.	RECENT ACCOUNTING PRONOUNCEMENTS

Recently adopted accounting pronouncements

The Company adopted ASU 2023-08, Accounting for and Disclosure of Crypto Assets, effective January 1, 2024. The adoption did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements other than changes in presentation and disclosure.

The Company adopted ASU 2023-07, Improvements to Reportable Segment Disclosures, effective December 31, 2024. The Company operates as a single reportable segment.

13

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

The Company adopted ASU 2024-01, Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, effective January 1, 2025. The adoption did not have a material impact on the Company’s unaudited interim condensed consolidated financial statements.

Accounting pronouncements pending adoption

In November 2024, the FASB issued ASU 2024-03, Expense Disaggregation Disclosures. The standard requires expanded disclosure of certain expense categories within the notes to the financial statements and is effective for fiscal years beginning after December 15, 2026. The Company is currently evaluating the impact of adopting this standard.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. The amendments clarify and improve interim financial reporting requirements, including the disclosure requirements applicable to interim periods. The Company is currently evaluating the impact of adopting this standard on its unaudited interim condensed consolidated financial statements and related disclosures.

5.	REVENUE

Revenue disaggregated by category for the three and six months ended June 30, 2026 and 2025 is presented in the table below:

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Digital assets and capital markets infrastructure	$772,289	$241,029	$3,861,116	$7,830,409
Real World Asset infrastructure and platform services	2,700,000	-	2,700,000	-
Advisory and onboarding	632,580	950,528	1,204,267	2,090,760
Total revenue	$4,104,869	$1,191,557	$7,765,383	$9,921,169

For the three months ended June 30, 2026, one customer accounted for approximately $2.70 million (66%) of total revenue in the form of a single RWA revenue contract (the “Contract”) with a customer with aggregate consideration of approximately $9.00 million. The consideration is fixed and allocated among the Contract’s performance obligations in accordance with their relative standalone selling prices, where applicable.

Revenue is recognized as performance obligations are satisfied and control of the related services is transferred to the customer. The Company recognizes revenue over time using an input method based on costs incurred relative to total estimated costs, which management believes faithfully depicts the transfer of services under the Contract.

This method requires management to assess progress toward completion and estimate the costs necessary to satisfy the remaining performance obligations. Changes in such estimates may affect the timing and amount of revenue recognized.

The Contract contains fixed consideration and does not contain material variable consideration, non-cash consideration, or significant financing components. Accordingly, management exercises limited judgment in determining the transaction price.

As of June 30, 2026, approximately $6.30 million of transaction price remained unallocated due to the stage of completion of the performance obligations at that date. The Company expects to recognize this amount as revenue as the remaining services are performed over the contractual service period. Because the Contract has an original expected duration greater than one year, the practical expedient for contracts with an original expected duration of one year or less does not apply. No other individual customer accounted for greater than 10% of revenue for the three months ended June 30, 2026.

14

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

For the three months ended June 30, 2025, one customer accounted for approximately $0.26 million (27%) of total revenue, and a second customer accounted for approximately $0.11 million (11%) of total revenue. No other individual customer accounted for greater than 10% of revenue.

For the six months ended June 30, 2026, one customer accounted for approximately $2.70 million (35%) of total revenue, a second customer accounted for approximately $1.12 million (14%) of total revenue, and a third customer accounted for approximately $1.11 million (14%) of total revenue. No other individual customer accounted for greater than 10% of revenue.

For the six months ended June 30, 2025, one customer accounted for approximately $2.05 million (22%) of total revenue, a second customer accounted for approximately $1.68 million (18%) of total revenue, a third customer accounted for approximately $1.33 million (14%) of total revenue, and a fourth customer accounted for approximately $1.16 million (12%) of total revenue. No other individual customer accounted for greater than 10% of revenue.

6.	CONTRACT ASSETS

Contract assets represent revenue recognized prior to the Company’s right to invoice customers and relate to RWA infrastructure and platform services. Contract liabilities consist primarily of advance billings and payments received from customers for services not yet transferred.

The following table presents contract balances as of June 30, 2026 and December 31, 2025:

	Contract assets	Contract liabilities
Beginning balance, December 31, 2025	$-	$125,590
Advance billings and customer prepayments	-	1,153,977
Revenue recognized in advance of billing	2,730,000	-
Reduction due to revenue recognized	(30,000)	(1,204,267)
Ending balance, June 30, 2026	$2,700,000	$75,300

Revenue recognized during the six months ended June 30, 2026 that was included in the beginning contract liability balance was approximately $125,590.

7.	COST OF SALES

Cost of sales for the three months ended June 30, 2026 increased to $238,278 compared to $140,476 for the three months ended June 30, 2025. Cost of sales for the six months ended June 30, 2026, increased to $342,673 compared to $324,578 for the six months ended June 30, 2025.

8.	CASH

Cash balance includes certain amounts that are restricted as to use. Restricted cash consists of funds held for the Company’s REAP card, which are designated for specific related expenditures charged to the card and are not available for general operating purposes.

The following table presents the Company’s cash as of June 30, 2026, and December 31, 2025.

	June 30, 2026	December 31, 2025
Cash	$619,866	$723,584
Restricted cash	-	5,838
Total cash	$619,866	$729,422

15

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

As of June 30, 2026, the REAP card balance was reclassified from restricted cash to digital assets as the underlying balance consisted of stablecoins. Accordingly, restricted cash was $nil as of June 30, 2026.

9.	ACCOUNTS RECEIVABLE

Accounts receivable consists primarily of amounts due from customers comprising crypto assets and other receivables. Accounts receivable – crypto assets (see below) include embedded derivative features arising from the right to receive a fixed quantity of crypto assets. These instruments are accounted for in their entirety at fair value, with changes in fair value recognized in the Consolidated Statement of Operations within “Change in fair value, net.” The contractual amounts of accounts receivable denominated in crypto assets approximate their fair value as of each reporting date.

The following table presents the Company’s accounts receivable as of June 30, 2026, and December 31, 2025.

	June 30, 2026	December 31, 2025
Accounts receivable - crypto assets	$557,354	$1,211,696
Accounts receivable - other	800,309	54,527
Total accounts receivable	$1,357,663	$1,266,223

The following table presents a reconciliation of accounts receivable, including embedded derivative features, as of June 30, 2026, and December 31, 2025:

	June 30, 2026	December 31, 2025
Gross accounts receivable, beginning balance	$2,559,072	$14,804,519
Additions / new contracts	3,943,538	26,652,008
Settlements	(3,212,579)	(22,636,869)
Net change in fair value of accounts receivable	(330,801)	(11,711,086)
Change in contract terms	-	(4,549,500)
Gross accounts receivable, ending balance	$2,959,230	$2,559,072
Allowance for doubtful accounts, beginning balance	$(1,292,849)	$(869,906)
Provision for expected credit losses	(308,718)	(422,943)
Allowance for doubtful accounts, ending balance	$(1,601,567)	$(1,292,849)
Net accounts receivable, ending balance	$1,357,663	$1,266,223

In 2025, Open World Inc. entered into an amendment to an existing contract with a third party. The amendment modified certain terms and conditions of the original agreement, including a reduction in the token supply to be delivered under the contract, resulting in a decrease in accounts receivable of $4,549,500.

Credit Risk

Accounts receivable expose the Company to credit risk arising from counterparties’ inability to satisfy amounts due. The Company monitors the creditworthiness of its customers on an ongoing basis and records allowances for expected credit losses based on historical loss experience, the aging of balances, and management’s assessment of current and expected future economic conditions.

For the three months ended June 30, 2026 and 2025, one and two customers accounted for approximately 66% and 38% of total revenue, respectively. For the six months ended June 30, 2026 and 2025, three and four customers accounted for approximately 63% and 66% of total revenue, respectively.

16

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

As of June 30, 2026 and December 31, 2025, four customers and one customer, respectively, each represented more than 10% of the Company’s total accounts receivable balance.

Fair Value Hierarchy

The Company’s accounts receivable - crypto assets, including embedded derivative features, are classified within Level 2 of the fair-value hierarchy under ASC 820. The instruments are valued using observable market prices for the underlying crypto assets, adjusted for contractual lock-up restrictions and related lack-of-marketability discounts.

10.	CRYPTO ASSETS

The Company accounts for crypto assets in accordance with ASU 2023-08, Accounting for and Disclosure of Crypto Assets. Crypto assets are classified as intangible assets and measured at fair value at each reporting date, with changes in fair value recognized in net income.

Crypto assets held for operations are received as a form of payment and are converted to cash or used in the ordinary course of business. Stablecoins, such as USDT, are redeemable on a one-to-one basis for U.S. dollars and are classified as crypto assets held for operations in the Consolidated Balance Sheet.

The following table summarizes the Company’s crypto assets as of June 30, 2026, and December 31, 2025 (in USD):

Category	June 30, 2026			December 31, 2025
	Units	Cost Basis ($)	Fair Value ($)	Units	Cost Basis ($)	Fair Value ($)
Stablecoins	486,646	$486,646	$486,646	340,438	$340,438	$340,438
Tokens	19,812,789	6,111,036	1,123,502	64,111,091	8,737,332	582,549
Total	20,299,435	$6,597,682	$1,610,148	64,451,529	$9,077,770	$922,987

The following table presents a reconciliation of the crypto assets held for operations by the Company as of June 30, 2026, and December 31, 2025:

	June 30, 2026	December 31, 2025
Beginning balance, January 1	$922,987	$8,007,056
Additions (purchases/receipts)	5,909,638	25,198,384
Disposals (sales/payments)	(4,712,976)	(27,253,393)
Net change in gains	972,946	4,888,166
Net change in losses	(1,482,447)	(9,917,226)
Ending balance, June 30 and December 31	$1,610,148	$922,987

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Realized gains	$-	$168,900	$88,089	$1,788,816
Realized losses	-	(555)		(1,740,893)

17

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

The Company’s crypto assets primarily consist of USDT/DKUSD, GWEI, and IO, with de minimis holdings of certain other digital assets received in the ordinary course of business. The following table sets forth, for each crypto asset, the number of units held and the corresponding fair value as of June 30, 2026:

June 30, 2026:

Crypto Assets	Units Held	Fair Value (US$)
USDT/DKUSD/USDC	486,646	486,646
GWEI	6,666,664	836,666
IO	1,312,500	216,956
Other crypto assets(1)	11,833,625	69,880
Total	20,299,435	1,610,148

December 31, 2025:

Crypto Assets	Units Held	Fair Value (US$)
USDT/DKUSD/USDC	340,438	340,438
ERA	727,273	141,091
IO	1,875,000	286,875
Other crypto assets(1)	61,508,818	154,583
Total	64,451,529	922,987
(1)	Includes various other crypto asset balances, none of which individually represented more than 5% of the fair value of total crypto assets held at fair value.

The fair value of the Company’s crypto assets is determined based on quoted prices in active markets (Level 1 inputs) as of the reporting date.

The Company holds crypto assets in self-custodied wallets and with third-party custodians. These balances are not bank deposits and are not insured by the FDIC or SIPC. Accordingly, the Company is subject to custodial, counterparty, and cybersecurity risks in the event of custodian insolvency, security breaches, or technological failures. When crypto assets are disposed of, realized gains and losses are calculated using the FIFO (first-in, first-out) method.

11.	LEASES

The Company leases office space under a non-cancellable operating lease agreement. The lease commenced on April 2, 2024, and has a five-year term expiring on April 1, 2029.

Right-of-Use Assets and Lease Liabilities

The balances of operating lease right-of-use assets and lease liabilities as of June 30, 2026, and December 31, 2025 are as follows:

	June 30, 2026	December 31, 2025
Operating lease Right-of-use asset, net	$840,674	$982,858
Lease Liability:
Operating lease liability, current	295,759	284,651
Operating lease liability, non-current	573,147	723,844
Total operating lease liability	$868,906	$1,008,495

18

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Maturity of Lease Liabilities

Future lease payments under non-cancellable operating leases as of June 30, 2026, were:

Year	Total ($)
2026	$162,063
2027	331,432
2028	341,381
2029	85,971
Total undiscounted lease payments	$920,847
Less: imputed interest	(51,941)
Present value of lease liability	$868,906

12.	RELATED PARTY TRANSACTIONS

The Company conducts business with certain related parties in the ordinary course of its operations. Related parties include entities affiliated with the Company through common ownership, management, or other relationships, as well as directors, officers, and significant stockholders. These transactions were undertaken as part of the Company’s normal business activities.

The following table summarizes the Company’s transactions with related parties for the three and six months ended June 30, 2026, and June 30, 2025:

	Three months ended June 30,		Six months ended June 30,
Description	2026	2025	2026	2025
Revenue	$2,925,000	$-	$2,925,000	$-
Consulting and management fees	1,352,601	1,388,554	2,769,642	2,925,396
Expenses incurred in relation to consulting fees	97,040	61,639	129,021	85,722
Other income	11,478	-	11,478	-

The following table summarizes the Company’s balances with related parties as of June 30, 2026, and December 31, 2025:

Balances as of	June 30, 2026	December 31, 2025
Outstanding payables, net	$273,117	$337,403
Accounts receivable	236,478	-
Contract asset	2,700,000	-
Loans receivable	7,237	814,369
Notes receivable	201,274	-
Notes payable	1,522,514	-

Outstanding payable balances, net include amounts due to and from related parties and are unsecured, non-interest bearing, and settled in the ordinary course of business. Included in notes receivable as of June 30, 2026 is $201,274 related to notes receivable from a related party. The remaining balance of $125,312 relates to notes receivable from unrelated third parties.

Notes Payable

On January 5, 2026, the Company entered into a loan agreement with Webslinger Holdings Inc., a significant stockholder of the Company, which was amended and restated on May 25, 2026. The Company received loan proceeds of $750,000 on January 16, 2026, an additional advance of $400,000 on April 30, 2026, and a further advance of $350,000 on May 19, 2026, for total principal borrowings of $1,500,000. The loan bears interest at 5.0% per annum and matures on August 4, 2026. The Company may prepay the loan, in whole or in part, at any time before the maturity date without penalty. Subsequent to June 30, 2026, the Company entered into an amendment to the loan agreement extending the maturity date to November 2, 2026.

19

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Notes Receivable

On January 20, 2026, the Company entered into a strategic partnership agreement with mCloud Technologies Saudi Arabia, an entity affiliated with the Company’s President, related to initiatives involving real-world asset tokenization in the Kingdom of Saudi Arabia. In connection with the arrangement, on January 27, 2026, the Company entered into a promissory note agreement pursuant to which the Company agreed to advance $50,000. Funds were advanced on February 3, 2026. The note bears interest at 3.63% per annum, matures on January 27, 2027, and is repayable on demand by the Company. Subsequently, on May 28, 2026, the Company entered into a second promissory note agreement pursuant to which the Company agreed to advance an additional $150,000. The second note bears interest at 3.85% per annum, matures on May 28, 2027, and is repayable on demand by the Company. Both notes are secured by a first-priority security interest in the borrower’s assets.

Interest expense, net of $19,374 for the six months ended June 30, 2026 (2025: $nil), is presented net of interest income earned during the period. Gross interest expense of $22,514 relates to interest accrued on notes payable. Interest income of $3,140 consists of interest earned on the Company's notes receivable and interest-bearing account balances.

Interest expense, net of $12,694 for the three months ended June 30, 2026 (2025: $nil), is presented net of interest income earned during the period. Gross interest expense of $14,808 relates to interest accrued on notes payable. Interest income of $2,114 consists of interest earned on the Company's notes receivable and interest-bearing account balances.

Loans Receivable

On November 2, 2025, the Company entered into a Master Loan Agreement with Mosaic Capital Inc., an entity for which an officer of the Company serves as a director. The Company lent crypto assets to Mosaic under the agreement. The loan provides for a variable return based on changes in net asset value and may be repaid in cash or crypto assets. The loan is not secured by specific collateral.

The loans receivable are measured at fair value, with changes in fair value recognized in gain or loss. Upon settlement, the difference between the carrying value of the receivable and the value of consideration received is recognized as a realized gain or loss. For the three and six months ended June 30, 2026, the Company recognized a gain of $1,147,575 and a loss of $198,717, respectively, from changes in fair value (three and six months ended June 30, 2025 – $nil and $nil, respectively).

Office sublease arrangements

The Company has office sublease arrangements with Mosaic Capital Inc., an entity for which an officer of the Company serves as a director, and Cara Global Limited, a related party due to relationships between the Company and the entity that provides director services to Cara Global Limited. Under the arrangements, each related party pays 1% of base rent, maintenance charges and other occupancy costs through March 31, 2029. The arrangements are on a pass-through basis, and the Company does not derive any profit.

For the three and six months ended June 30, 2026, the Company recognized rental income of $11,478 and $11,478, respectively (2025: $nil and $nil, respectively), consisting of $7,840 from Mosaic Capital Inc. and $3,638 from Cara Global Limited. As of June 30, 2026, $7,840 and $3,638 were due from Mosaic Capital Inc. and Cara Global Limited, respectively, and included in accounts receivable.

20

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Eidos Foundation

During the three and six months ended June 30, 2026, the Company provided RWA infrastructure and platform services to Eidos Foundation (the “Foundation”), a related party due to relationships between the Company and the entity that provides director services to the Foundation, and recognized revenue of $2,700,000 and $2,700,000, respectively (2025: $nil and $nil, respectively). As of June 30, 2026, $2,700,000 related to the arrangement was included in contract assets. The Foundation is a separate legal entity and is not owned or controlled by the Company.

Accru Finance Ltd.

During the three and six months ended June 30, 2026, the Company provided finance advisory and related services to Accru Finance Ltd., a related party because its parent company is a significant stockholder of the Company, and recognized revenue of $225,000 and $225,000, respectively (2025: $nil and $nil, respectively). As of June 30, 2026, $225,000 was due from Accru Finance Ltd. and included in accounts receivable.

13.	COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims and legal proceedings in the normal course of business. The Company evaluates these matters on an ongoing basis and records provisions when a loss is considered probable and reasonably estimable, in accordance with ASC 450, Contingencies.

The Company leases office space in the Cayman Islands. Annual lease commitments are disclosed in Note 11.

As of June 30, 2026, and December 31, 2025, the Company had no other material commitments or loss contingencies requiring disclosure.

14.	SHARE CAPITAL

[a]	Authorized capital

The Company is incorporated as an exempted company limited by shares under the Companies Act of the Cayman Islands. Pursuant to its Memorandum of Association, the Company is authorized to issue 500,000,000 ordinary shares, with a par value of $0.0001 per share, representing total authorized share capital of $50,000.

[b]	Ordinary shares issued

Each ordinary share entitles the holder to one vote per share, the right to receive dividends as and when declared by the Board of Directors, and a pro rata share of the residual assets of the Company upon liquidation. Certain ordinary shares issued were subject to Restricted Stock Purchase Agreements with vesting schedules, transfer restrictions, and repurchase rights in favor of the Company.

On October 9, 2025, the Company completed a corporate reorganization (the “Reorganization”) pursuant to which Open World Ltd. became the parent company of Open World Inc. and Webslinger Advisors SEZC Inc. The transaction was accounted for as a reorganization of entities under common control in accordance with ASC 805-50, Business Combinations, and the consolidated financial statements have been retrospectively presented as if the reorganization had occurred on January 1, 2023, with the combining entities reflected at historical carrying values.

On June 17, 2026, the Company cancelled 584 unvested ordinary shares previously issued to a consultant. The shares were returned to the Company and recorded as treasury shares. In connection with the cancellation, the Company incurred a liability to repurchase the unvested ordinary shares.

21

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

As of June 30, 2026, the Company had 126,080 ordinary shares issued, of which 584 shares were held as treasury shares, resulting in 125,496 ordinary shares outstanding. As of December 31, 2025, the Company had 126,080 ordinary shares issued and outstanding, with no treasury shares held.

[c]	Additional paid-in capital

Additional paid-in capital (“APIC”) represents amounts received in excess of the par value of ordinary shares and includes equity-based compensation and other equity transactions.

During the three and six months ended June 30, 2026, the Company recognized stock-based compensation expense of $303,116 and $604,820, respectively, which was recorded in APIC (three and six months ended June 30, 2025 – $nil and $nil, respectively).

As of June 30, 2026, and December 31, 2025, APIC totaled $4,983,923 and $4,379,103, respectively. Changes in APIC for the six months ended June 30, 2026 and 2025 are presented in the consolidated statements of stockholders’ equity.

[d]	Simple agreements for future equity

During the year ended December 31, 2024, the Company issued Simple Agreements for Future Equity (“SAFEs”) to various investors for an aggregate amount of $2,000,000. The SAFEs provide the holder the right to receive shares in the Company upon the occurrence of future equity financing, liquidity event, or dissolution. The Company evaluated the SAFEs under ASC 480, Distinguishing Liabilities from Equity, and ASC 815, Derivatives and Hedging, including embedded derivative considerations under ASC 815-15, and concluded the SAFEs qualify for equity classification. Accordingly, the SAFEs are classified within stockholders’ equity in accordance with ASC 505.

Key terms include:

●	Post-Money Valuation Cap: $20,000,000;
●	Conversion: Upon an equity financing, each SAFE converts into the greater of (i) preferred shares based on the financing price, or (ii) SAFE preferred shares based on the SAFE price;
●	Liquidity/Dissolution: In such events, holders receive the greater of (i) their purchase amount, or (ii) the amount payable had the SAFE converted into ordinary shares at the Liquidity Price;
●	Liquidation Priority: Junior to debt, pari passu with other SAFEs and preference shares, and senior to ordinary shares.

During the six months ended June 30, 2026, the Company issued additional SAFEs for proceeds of $1,550,000. The additional SAFEs contain terms substantially consistent with the Company’s existing SAFEs, including conversion, liquidity or dissolution, and liquidation priority provisions, and includes a post-money valuation cap of $150,000,000.

During June 2026, the Company entered into amendment agreements with the holders of its outstanding SAFEs in connection with its planned equity financing. The amendments provide for the conversion of the outstanding SAFEs into ordinary shares upon the initial closing of the financing. The amendments also revised the valuation cap applicable to the $150,000,000 valuation cap SAFE tranche to $135,000,000. The $20,000,000 valuation cap SAFE tranche was otherwise unchanged.

The amendments are contingent upon the closing of the planned financing. Until such time, the SAFEs remain outstanding under their existing terms. If the financing does not occur, the amendments will not become effective.

22

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

[e]	Stock Options and Restricted Shares

The Company adopted an equity incentive plan (the “Plan”) in 2025, which permits the grant of stock options and other equity awards to directors, officers, employees and other eligible participants. Awards under the Plan are subject to vesting conditions determined by the Board of Directors.

Stock Options

On December 10, 2025, the Company granted 13,920 stock options under the Plan. Each option entitles the holder to purchase one ordinary share at an exercise price of $168.67 per share and is subject to service-based vesting conditions.

The grant-date fair value of the options was estimated using the Black-Scholes option pricing model using the following assumptions: risk-free interest rate of 3.84%, expected volatility of 75%, expected term of six years, and dividend yield of 0%. The weighted-average grant-date fair value was $115.01 per option.

Restricted Shares

On December 10, 2025, the Company issued 25,823 ordinary shares pursuant to Restricted Share Subscription Agreements. The fair value of the restricted shares on the grant-date was $168.67 per share. The shares are subject to service-based vesting conditions for certain recipients, including one-year cliff provisions and vesting periods of either three or four years, as applicable. Certain shares were fully vested upon issuance. Compensation cost is recognized on a straight-line basis over the requisite service period.

As of June 30, 2026, 24,185 restricted shares were vested and 1,638 remained unvested. As of June 30, 2026, total unrecognized compensation cost related to unvested restricted shares was approximately $218,057, which is expected to be recognized over a weighted-average period of approximately 0.5 years.

Stock-based compensation expense for the three and six months ended June 30, 2026 and 2025 was as follows:

	Three months ended June 30,		Six months ended June 30,
Description	2026	2025	2026	2025
Stock options	$128,395	$-	$255,378	$-
Restricted shares	174,721	-	349,442	-
Total stock-based compensation	$303,116	$-	$604,820	$-

[f]	Dilutive common shares

As of June 30, 2026, the Company’s potentially dilutive securities are comprised of the SAFEs noted above. The potential effects thereof are disclosed in Note 15.

[g]	Dividends

During the three and six months ended June 30, 2026 and 2025, the Company declared no dividends. Dividends are recognized when declared by the Board of Directors and are presented as a reduction of retained earnings in the accompanying unaudited interim condensed consolidated financial statements.

[h]	Warrants to issue ordinary shares

As of June 30, 2026, the Company had entered into an agreements that may result in the issuance of up to 3,000,000 warrants in connection with a go-to-market and business development arrangement. However, such warrants had not been issued or outstanding as of June 30, 2026.

23

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

The warrants, if issued, are expected to have an exercise price determined based on a discount to the public offering price of the Company’s shares at the time of a public listing and would become exercisable upon the occurrence of such public listing. The warrants are expected to have a contractual term to be determined at the time of issuance. The Company will evaluate any warrants issued under ASC 815-40 at the time of issuance to determine the appropriate classification as either equity or liability instruments. Based on the expected terms, the Company anticipates that such warrants would qualify for equity classification, as they are expected to require settlement solely in a fixed number of shares of the Company’s ordinary shares and be indexed to the Company’s own stock without features requiring net cash settlement.

If issued, the warrants would be recorded at fair value within additional paid-in capital and would not be subsequently remeasured if classified as equity. Full exercise would result in the issuance of up to 3,000,000 shares, which may be dilutive.

15.	EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. Diluted earnings per share reflects the potential dilution from the assumed exercise or conversion of instruments into ordinary shares, if dilutive.

	Three months ended June 30,		Six months ended June 30,
(in USD, except share data)	2026	2025	2026	2025
Net loss	$(1,249,816)	$(4,161,957)	$(5,859,815)	$(8,905,208)
Weighted-average shares outstanding — basic	125,997	107,964	126,038	109,489
Weighted-average shares outstanding — diluted	125,997	107,964	126,038	109,489
Earnings per share:
Basic and Diluted	$(10)	$(39)	$(46)	$(81)

Diluted earnings per share for the three and six months ended June 30, 2026 excludes the effect of $15,746 potentially dilutive ordinary shares issuable upon conversion of outstanding SAFEs (June 30, 2025: 11,337) because their inclusion would have been anti-dilutive due to the net losses for the periods.

16.	FAIR VALUE MEASUREMENTS

The Company’s financial instruments consist of cash, accounts receivable, other receivables, investments, accounts payable and accrued liabilities, notes payable, lease liabilities, and derivative instruments. Except as noted below, the carrying amounts of these instruments approximate their fair values due to their short maturity. The fair value of long-term lease liabilities also approximates their carrying amounts because of changes in interest rates and the Company’s credit risk since inception has been insignificant.

In addition to financial instruments, the Company holds crypto assets that are measured at fair value in accordance with ASC 350-60, Accounting for and Disclosure of Crypto Assets. Crypto assets are presented separately from financial instruments within the fair value hierarchy tables below.

The Company measures certain financial assets and liabilities at fair value in accordance with ASC 820, Fair Value Measurement, which establishes a hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

24

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly.

Level 3: Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use.

Fair Value Hierarchy

The following table presents assets and liabilities measured at fair value on a recurring basis as of June 30, 2026, and December 31, 2025 (in USD):

Assets	Level 1	Level 2	Level 3	Total
June 30, 2026
Accounts receivable – crypto assets	$-	$557,354	$-	$557,354
Crypto assets	1,610,148	-	-	1,610,148
Warrants receivable	-	40,888	-	40,888
Investment – current portion	52,373	-	-	52,373
Loans receivable	-	7,237	-	7,237
Total	$1,662,521	$605,479	-	$2,268,000

Assets	Level 1	Level 2	Level 3	Total
December 31, 2025
Accounts Receivable – crypto assets	$-	$1,211,696	-	$1,211,696
Crypto Assets	922,987	-	-	922,987
Shares and warrants receivable	156,000	429,599	-	585,599
Investment – current portion	539,328	-	-	539,328
Loan receivable	-	814,369	-	814,369
Total	$1,618,315	$2,455,664	-	$4,073,979

Change in Presentation - Net Fair Value Adjustments

Effective for the three and six months ended June 30, 2026, the Company has changed the presentation of net fair value adjustments in the unaudited interim condensed consolidated statements of operations and cash flows. Net changes in the fair value of investments, shares and warrants receivable, crypto assets, receivables, and loans receivable are now presented as a single line item, "Change in fair value, net," within other income (expense) for all periods presented. These amounts were presented as separate line items in the unaudited interim consolidated statement of operations for the three months ended March 31, 2026. This change represents a reclassification of presentation only and has no impact on previously reported net loss, total assets, shareholders' equity, or cash flows.

The table below reconciles the amounts presented for the three months ended March 31, 2026 under the prior presentation to the current presentation:

	Prior presentation	Reclassification	As currently presented
Net change in fair value of investments	$(590,657)	$590,657	$-
Net change in fair value of shares and warrants receivable	(1,046,357)	1,046,357	-
Net change in fair value of crypto assets	216,012	(216,012)	-
Net change in fair value of receivable	(367,015)	367,015	-
Net change in fair value of loans receivable	(1,346,292)	1,346,292	-
Change in fair value, net – three months ended March 31, 2026	-	(3,134,309)	(3,134,309)
Change in fair value, net – three months ended June 30, 2026			$(52,559)
Change in fair value, net – six months ended June 30, 2026			$(3,186,868)

25

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

17.	INCOME TAX

The Company is incorporated in the Cayman Islands, which does not impose corporate income and capital gains taxes. Accordingly, no provision for income taxes has been recorded in the accompanying unaudited interim condensed consolidated financial statements.

The Company also has a subsidiary incorporated in the United States that is subject to U.S. federal and state income taxes. However, such subsidiary generated operating losses during the periods presented and no current income tax expense was recorded.

As of June 30, 2026, and December 31, 2025, the Company had no unrecognized tax benefits, and no interest or penalties related to uncertain tax positions have been recognized in the unaudited interim condensed consolidated financial statements.

Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. As of June 30, 2026 and December 31, 2025, the Company had not recognized material deferred tax assets or liabilities in the accompanying unaudited interim condensed consolidated financial statements.

The Company evaluates tax positions to determine whether they are more likely than not to be sustained upon examination. The Company’s evaluation as of June 30, 2026, and December 31, 2025, did not result in the recognition of any uncertain tax positions.

18.	INVESTMENTS

Current Investments

In August 2025, the Company entered into a Strategic Advisory and Implementation Agreement with IP Strategy Holdings, Inc. (formerly Heritage Distilling Holding Company, Inc.) (“IPST”), pursuant to which the Company was entitled to 5,000 shares of IPST common stock and warrants to purchase 20,000 shares at an exercise price of $4.00 per share as consideration under the arrangement. The shares were fully vested upon issuance. The warrants have a five-year term and vest subject to time-based and market performance conditions.

In August 2025, the Company acquired 17,286 shares of IPST common stock for total consideration of $4,178,407. Share amounts presented herein have been retrospectively adjusted to reflect IPST’s one-for-twenty reverse stock splits completed on November 5, 2025 and April 23, 2026.

During the six months ended June 30, 2026, the Company received an additional 5,000 shares of IPST common stock with a carrying value of $169,000 in settlement of a share receivable. During the three and six months ended June 30, 2026, an additional 3,908 and 10,857 IPST warrants, respectively, vested.

The IPST common shares are measured at fair value using quoted market prices (Level 1), and the warrants are measured at fair value using an option pricing model with observable inputs (Level 2).

26

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

As of June 30, 2026, the carrying value of the Company’s IPST common shares and warrants was $92,761 (December 31, 2025: $1,124,927). During the three and six months ended June 30, 2026, the Company recognized losses of $510,834 and $2,147,848, respectively, from changes in fair value (three and six months ended June 30, 2025: $nil and $nil, respectively).

The following table summarizes the Company’s IPST common shares and warrants as of June 30, 2026:

Assets	IPST Shares receivable	IPST Warrants receivable	Investment in IPST shares	Total
Beginning Balance ($)	$156,000	$429,599	$539,328	$1,124,927
Additions	-	1,115,683	-	1,115,683
Settlement of shares receivable	(169,000)	-	169,000	-
Change in fair value	13,000	(1,504,894)	(655,955)	$(2,147,849)
Ending Balance ($)	$-	$40,388	$52,373	$92,761
Ending Units (warrants and shares)	-	19,375	22,286	41,661

As of June 30, 2026, the carrying value of the Company's IPST common shares and IPST warrants was $92,761. The Company also held other warrants receivable with a carrying value of $500, resulting in total warrants receivable of $40,888 and a total carrying value of current investments and warrants receivable of $93,261.

Non-current Investments

As of June 30, 2026, the Company held non-current investments with a carrying value of $100,348 (December 31, 2025: $100,348), including $100,000 (December 31, 2025: $100,000) in Simple Agreements for Future Equity (SAFEs) issued by two private companies. These non-current investments are accounted for under ASC 321, Investments—Equity Securities, using the measurement alternative, under which they are carried at cost, adjusted for (i) observable price changes in orderly transactions for identical or similar instruments of the same issuer and (ii) impairments. No observable price changes or impairments were identified during the period.

Although these investments are not measured at fair value on a recurring basis, the valuation of such instruments would rely on significant unobservable inputs and therefore would be considered Level 3 within the fair value hierarchy if a fair value measurement were required.

In connection with a SAFE entered into with an unrelated private entity, the Company also received a Token Warrant granting the right to acquire a specified number of tokens upon the occurrence of a future Token Generation Event (“TGE”).

The warrant represents a derivative instrument under ASC 815. As of June 30, 2026, management determined that the warrant’s fair value was $nil due to the lack of an active token market and the uncertainty surrounding the occurrence and timing of any TGE. Accordingly, no fair value change was recognized in earnings during the three and six months ended June 30, 2026, or during the corresponding periods in 2025. The warrant is classified within Level 3 of the fair value hierarchy.

19.	CRYPTO ASSETS AND ASSOCIATED RISKS

There have been no material changes to the risks associated with the Company’s crypto assets from those disclosed in the audited annual consolidated financial statements for the year ended December 31, 2025.

27

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

[a]	Cybersecurity risk

With the increased use of technologies to conduct business, the Company is susceptible to operational, crypto assets and related risks. In general, cyber incidents can result from deliberate attacks or unintentional events. Cyber-attacks include but are not limited to third parties gaining unauthorized access to information technology systems (e.g., through “hacking” or malicious software coding) for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Cyber-attacks may also be carried out in a manner that does not require gaining unauthorized access, such as causing denial-of-service attacks on websites (attempts to make network services unavailable to the normal intended users).

Cyber incidents affecting the Company and its counterparties have the ability to cause disruptions and impact business operations, potentially resulting in interference with the Company’s day-to-day operations. Similar adverse consequences could result from cyber incidents affecting issuers of crypto assets. While the Company has established risk management systems to prevent cyber incidents and business continuity plans in the event of such cyber incidents occurring, there are inherent limitations in such systems and plans including the possibility that certain risks may have not been identified in advance.

[b]	Political, legal, and/or regulatory risk

The legal status of crypto assets may be uncertain. It is unclear whether they constitute property, assets, or rights of any kind. Crypto assets are not backed by governments, and accounts and balances are not subject to any statutory or government protections. Regulation of crypto assets and crypto asset exchanges is currently undeveloped and is likely to rapidly evolve. It is possible that some countries are already considering or may in the future put in place laws, regulations or other actions which may severely impact the Company’s operations. This is particularly the case as crypto assets have grown in popularity and market size. New or changing laws and regulations may have an impact on the Company’s future operations.

[c]	Counterparty and custodian wallet risk

Having crypto assets on deposit or with any third party in a custodial relationship has attendant risks. These risks include potential for security breaches, risk of contractual breach, and risk of loss. The Company may have a high concentration of its crypto assets in one location or with one third party custody provider, which may be prone to losses arising out of hacking, loss of passwords, compromised access credentials, malware, compromised private keys, unauthorized access to private key, or cyber-attacks. The Company maintains custody of the unique private keys for all of its customer crypto assets. Such unique private keys control the movement and access of the crypto assets. The Company is responsible for taking such steps as it determines to be required to maintain access to these keys, and prevent exposure from hacking, malware, and general security threats. The theft, loss or destruction of a private key is irreversible and could result in substantial or total loss of crypto assets. The Company has controls in place to mitigate against the risk of unauthorized access to or loss of customer assets within the Company’s self-custodied wallets held on behalf of customers.

[d]	Risk of loss of private key(s)

Crypto assets are controllable only by the possessor of unique private keys relating to the addresses in which the crypto assets are held. The theft, loss or destruction of a private key required to access a crypto asset is irreversible, and such private keys would not be capable of being restored by the Company. Any loss of private keys relating to crypto wallets used to store the Company’s crypto assets (including customer assets) could result in the loss of these crypto assets and customers and other stakeholders could incur substantial, or even total loss.

The Company is responsible for taking such steps as it determines, in its sole judgment, to be required to maintain access to these private keys, and prevent their exposure from hacking, malware and general security threats. To the extent that the security system is penetrated, any loss of crypto assets may adversely affect a stakeholder’s interest in the Company, including customers.

28

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

[e]	Risks relating to crypto asset price volatility

A key risk in trading crypto assets is the rapid fluctuation of their market price. Crypto assets have demonstrated significant volatility.

The price of crypto assets may be affected by a wide variety of complex and difficult to predict factors such as crypto asset supply and demand; rewards and transaction fees for the recording of transactions on the blockchain; difficulties with converting crypto asset to fiat currencies; availability and access to crypto asset service providers (such as payment processors), exchanges, miners or other crypto asset users and market participants; perceived or actual crypto asset network or crypto asset vulnerability; inflation levels; fiscal policy; interest rates; and political, regulatory natural, and economic events.

20.	PROPOSED MERGER TRANSACTION

On February 11, 2026, the Company entered into a definitive merger agreement with VerifyMe, Inc. (“VerifyMe”), a publicly traded company listed on Nasdaq (Nasdaq: VRME), pursuant to which VerifyMe will acquire OpenWorld through a merger transaction. Upon closing, OpenWorld’s stockholders are expected to own approximately 90% of the combined company and VerifyMe’s legacy stockholders approximately 10%, on a fully diluted basis. The board of the combined company is expected to consist of seven directors, with six appointed by OpenWorld and one appointed by VerifyMe.

The proposed transaction is expected to establish a public market platform for OpenWorld’s digital asset and real-world asset tokenization strategy, enabling broader access to capital markets and enhancing the Company’s ability to scale its integrated platform and asset management offerings. Management anticipates that the combined company will be positioned to drive incremental revenue opportunities through the alignment of OpenWorld’s platform capabilities with its expanding ecosystem of strategic partnerships and initiatives.

The transaction is subject to customary closing conditions, including VerifyMe maintaining a minimum cash balance of $1,000,000 at closing. A termination fee of $400,000 is payable under certain circumstances. The transaction had not closed as of the date these unaudited interim condensed consolidated financial statements were issued.

21.	STRATEGIC AGREEMENTS

On May 5, 2026, the Company entered into agreements with Figure Technology Solutions, Inc. related to the tokenization and trading of the Company's equity securities in connection with the proposed VerifyMe merger transaction. The agreements contemplate the use of Figure's Onchain Public Equity Network ("OPEN") to support the issuance, trading and ongoing administration of tokenized equity securities. The agreements did not result in the recognition of any assets or liabilities as of June 30, 2026.

On May 19, 2026, the Company entered into a non-binding letter of intent with Jolt Charge USA Inc. ("JOLT") to pursue a strategic partnership involving the structuring and implementation of a tokenized financing program for JOLT's electric vehicle charging business. Subsequent to the execution of the letter of intent, the parties revised the contemplated transaction structure such that an independent Cayman foundation company established to support the financing program, became the Company's contractual counterparty for the provision of platform, structuring, implementation, and administrative services. Accordingly, the Company entered into a services agreement with the Cayman Foundation governing the scope of those services. The broader financing transaction remains subject to the satisfaction of customary conditions, including completion of definitive financing documentation and funding.

29

Open World Ltd. | Notes to Condensed Consolidated Financial Statements (unaudited)

22.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through August 11, 2026.

Cancellation of Unvested Ordinary Shares

On July 3, 2026, certain consultant surrendered an aggregate of 464 unvested ordinary shares to the Company pursuant to the termination of their equity arrangement. The surrendered shares were recorded as treasury shares, and the Company completed payment for the repurchase of the unvested ordinary shares.

On July 31, 2026, certain consultant surrendered an aggregate of 1,112 unvested ordinary shares to the Company pursuant to the termination of their equity arrangement. The surrendered shares were recorded as treasury shares, and the Company recognized a liability for the repurchase of the unvested ordinary shares, which remained unpaid as of the date these unaudited interim condensed consolidated financial statements were issued. In addition, 556 outstanding stock options held by a former consultant expired upon termination and were cancelled in accordance with the terms of the Company’s Equity Incentive Plan.

Strategic Investment

On July 23, 2026, the Company received gross proceeds of $500,000 from the issuance of ordinary shares to Merkle Tree Markets Ltd. pursuant to a strategic equity financing. In connection with the financing, the Company entered into a strategic commercial arrangement under which the parties intend to collaborate on digital asset trading, treasury management, token launch support, market-making, and other related strategic initiatives.

The Company evaluated the financing and related agreements as non-recognized subsequent events in accordance with ASC 855, Subsequent Events, and therefore no amounts related to the agreements have been recognized in the accompanying unaudited interim condensed consolidated financial statements.

Share Subscription Facility

On July 24, 2026, the Company entered into definitive agreements with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited (collectively, "GEM") relating to a share subscription facility of up to $50,000,000. Under the agreements, following the initial listing of the Company's ordinary shares on a nationally recognized U.S. stock exchange and subject to the terms and conditions of the agreements, the Company has the right, but not the obligation, to require GEM to subscribe for ordinary shares over a 36-month period. The agreements also provide for the issuance of a warrant to GEM Yield Bahamas Limited to purchase ordinary shares representing 2.2% of the Company's outstanding ordinary shares upon listing, as well as customary registration rights in respect of shares issuable under the facility. The Company evaluated the execution of these agreements as a non-recognized subsequent event in accordance with ASC 855. Accordingly, no amounts related to these agreements have been recognized in the accompanying unaudited interim condensed consolidated financial statements.

Notes Payable

On August 10, 2026, the Company entered into an amendment to its loan agreement with Webslinger Holdings Inc. to extend the maturity date of the outstanding principal balance of $1,500,000, as discussed in Note 12, from August 4, 2026 to November 2, 2026. All other terms of the loan remained unchanged.

The Company evaluated the amendment as a non-recognized subsequent event in accordance with ASC 855, Subsequent Events. Accordingly, no amounts related to the amendment have been recognized in the accompanying unaudited interim condensed consolidated financial statements.

30